Exhibit 10.22

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

MERCK PARTNERED PRODUCT RESEARCH SERVICES AND LICENSE AGREEMENT

THIS MERCK PARTNERED PRODUCT RESEARCH SERVICES AND LICENSE AGREEMENT (the “Agreement”) is made as of January 27, 2021 (the “Effective Date”), by and between ARTIVA BIOTHERAPEUTICS, INC., a Delaware corporation (“Artiva”), having an address of 4747 Executive Drive, Suite 1150, San Diego, CA 92121, and GREEN CROSS LABCELL CORPORATION, a Korean corporation (“GCLC”), with its principal place of business at 107, Ihyeon-ro 30 beon-gil, Giheung-gu, Yongin-si, Gyeonggi-do, 446-850, 16924, Republic of Korea.

RECITALS

WHEREAS, Artiva and GCLC are parties to that certain Option and License Agreement dated September 4, 2019, as amended on June 23, 2020 (as may be amended in accordance with its terms, the “Master Agreement”);

WHEREAS, Artiva and Merck Sharp & Dohme Corp. (“Merck”) are entering into that certain Collaboration and License Agreement (attached hereto as Exhibit C, as may be amended in accordance with its terms, the “Collaboration Agreement”), for the development and commercialization of Merck Products targeting up to three Collaboration Targets (as defined below);

WHEREAS, in order to facilitate the Collaboration Agreement, with respect to the Merck Products only, Artiva and GCLC desire to provide for certain modifications to the terms of the license granted by GCLC to Artiva under the Master Agreement and to modify the payments to be made by Artiva to GCLC solely with respect to the Merck Products as set forth in this Agreement during the term of this Agreement;

WHEREAS, GCLC has personnel, expertise and facilities suitable for performing preclinical research and development services on behalf of third parties;

WHEREAS, Artiva desires to engage GCLC to provide mutually agreed research services in support of the research and development of the Merck Products, to be overseen by the JRCC (as defined in the Collaboration Agreement), in accordance with the responsibilities and authority of the JRCC set forth in the Collaboration Agreement;

WHEREAS, Artiva and GCLC desire to enter into this Agreement to govern the relationship between the parties with respect to the Merck Products and the terms and conditions that would apply to the services, license and other matters described above.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS.

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement. Capitalized terms used in this Agreement but not otherwise defined herein shall have such meanings ascribed to them in the Master Agreement.

1.1 “Affiliate” means, with respect to a particular party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Antibody Binder” shall mean the antigen recognition domains of any and all proteins, protein fragments, or peptides that contain a heavy chain complementarity determining region 3 (CDR3) from an antibody directed to a Collaboration Target. For clarity, the proteins, protein fragments, or peptides as used in the foregoing sentence shall include full length antibodies, nanobodies, antigen-binding fragments (Fabs), and single-chain variable domain fragments (scFvs).

1.3 “Arbitrators” shall have the meaning set forth in Section 11.5.

1.4 “Arising GCLC Core IP” shall mean any Arising Intellectual Property relating to methods and tools for culturing or engineering NK Cells, NK Cells produced and/or reduced to practice by such methods (including NK Cells containing CARs and NK Cells with other receptor or marker modifications) to the extent they do not include an antigen recognition domain that targets a Collaboration Target, or the use or manufacture thereof, NK Cell manufacturing and production methods or cryoformulation technologies. For clarity, Patents within Arising GCLC Core IP shall not recite (a) a Collaboration Candidate or (b) a CAR-NK Cell expressing a CAR containing an Antibody Binder directed to a Collaboration Target or a CAR structure containing an Antibody Binder directed to a Collaboration Target; any such Patents shall be Arising Merck Product IP.

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1.5 “Arising Intellectual Property” shall mean any invention conceived or reduced to practice in performance of the Services under this Agreement, or in the Work Product generated under this Agreement by GCLC’s employees, agents, consultants, subcontractors or other representatives, either solely or jointly with employees, agents, consultants or other representatives of Artiva and/or Merck, including all patent and other intellectual property rights therein.

1.6 “Arising Merck Product IP” shall mean such Arising Intellectual Property that (a) is conceived and/or reduced to practice in the course of, or as a result of, performance of the Research and CMC Plan and associated Work Orders; and (b) relates specifically to any of the following:

(i) a Collaboration Candidate, CAR-NK Cell expressing a CAR containing an Antibody Binder directed to a Collaboration Target, or a CAR structure containing an Antibody Binder directed to a Collaboration Target, including compositions, methods of use or processes of manufacture that are specific to the manufacture or use of any such Collaboration Candidate, CAR-NK Cell, or CAR structure, as applicable;

(ii) Antibody Binders (including compositions, methods of use, or processes of manufacture of an Antibody Binder); or

(iii) any other Arising Intellectual Property that is not Arising GCLC Core IP.

For clarity, any Patents within Arising Intellectual Property that recite a Collaboration Candidate, a CAR-NK Cell expressing a CAR containing an Antibody Binder directed to a Collaboration Target, a CAR structure containing an Antibody Binder directed to a Collaboration Target, or an Antibody Binder directed to a Collaboration Target shall be considered Arising Merck Product IP.

1.7 “CAR-NK Cell” shall mean a NK cell expressing a Chimeric Antigen Receptor.

1.8 “C.F.R.” shall mean the Code of Federal Regulations, as amended.

1.9 “Chimeric Antigen Receptor” or “CAR” shall mean an engineered single-chain antigen receptor composed of four distinct modules comprising: (i) an antigen recognition domain (ii) an extracellular hinge region, (iii) a transmembrane domain, and (iv) an intracellular signaling domain, including one or more chimeric domains from co-stimulatory proteins.

1.10 “Claim” shall have the meaning set forth in Section 11.5.

1.11 “Collaboration Candidate” shall mean any CAR-NK Cell that (i) is generated by or on behalf of Artiva and/or Merck under the Collaboration Agreement, (ii) targets a Collaboration Target, and (iii) has been designated as a lead or backup candidate under the Research and CMC Plan.

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1.12 “Collaboration Targets” shall mean any target designated as a Collaboration Target (as such term is defined in the Collaboration Agreement) in the Collaboration Agreement and approved by GCLC, including the potential Collaboration Targets set forth in Exhibit A. Such approval may only be withheld in the event of a Conflict, which shall mean with respect to any solid tumor associated antigen that is proposed as a Collaboration Target by Merck, that as of the date of such proposal by Merck, such solid tumor associated antigen is: (i) [***], (ii) [***] or (iii) [***].

1.13 “Confidential Information” shall have the meaning set forth in Section 7.1.

1.14 “GCLC Background IP” shall mean any intellectual property owned or controlled by GCLC as of the Effective Date of this Agreement relating to methods and tools for culturing or engineering NK Cells, NK Cells produced and/or reduced to practice by such methods (including NK Cells containing CARs and NK Cells with other receptor or marker modifications), or the use or manufacture thereof, NK Cell manufacturing and production methods or cryoformulation technologies; or any such intellectual property invented or acquired by GCLC during the Term independent of this Agreement, which GCLC makes available to Artiva for purposes of performing the Services under this Agreement. For clarity, such GCLC Background IP shall include all patents and patent applications listed in Exhibit E and any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, and the like of any such patents and patent applications, and foreign equivalents of any of the foregoing.

1.15 “GCLC Territory” shall mean Asia, Australia, and New Zealand. For clarity, Asia includes China (including Hong Kong and Macau), Japan, Mongolia, North Korea, South Korea, Taiwan, Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Timor-Leste, Vietnam, Afghanistan, Bangladesh, Bhutan, India, Maldives, Nepal, Pakistan and Sri Lanka.

1.16 “ICDR” shall have the meaning set forth in Section 11.5.

1.17 “Materials” shall have the meaning set forth in Section 3.6.

1.18 “Merck Field” shall mean any and all uses.

1.19 “Merck Product” shall mean any pharmaceutical or biological product or therapy, in any form, formulation or delivery mode and including any permitted modifications thereof, which contains or comprises a Collaboration Candidate or a CAR-NK Cell or CAR structure generated under this Agreement that is directed to the same Collaboration Target as the Collaboration Candidate, (i) for sale by prescription, over the counter or any other method; or (ii) for administration to human patients in a clinical trial; and in the case of either (i) or (ii), for any and all uses in the Merck Field, including any combination product.

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1.20 “Merck Product License” shall have the meaning set forth in Section 2.2(a).

1.21 “Merck Product Revenues” shall have the meaning set forth in Section 2.3(a).

1.22 “Merck Product Term” shall mean the term of the Collaboration Agreement.

1.23 “Merck Territory” shall mean all the countries in the world.

1.24 “Project” shall mean a set of specific research or development activities with respect to a Merck Product to be performed, or other services to be provided, by GCLC under one or more Work Orders under this Agreement.

1.25 “Protocol” shall mean a written protocol, proposed by Artiva and approved in writing by GCLC, detailing the instructions for conducting a particular Project (or portion thereof). Each Protocol shall be attached to the applicable Work Order and incorporated therein. A Protocol may only be amended upon mutual agreement of the parties, which such amendment shall be attached to the original Protocol and incorporated therein.

1.26 “Regulatory Authority” shall mean any U.S. or foreign regulatory or governmental authority, such as the U.S. Food and Drug Administration, the European Medicines Agency, or any successor agency thereto.

1.27 “Research and CMC Plan” shall mean the research, preclinical development and CMC plan agreed to for each Merck Product under the Collaboration Agreement, and attached as an exhibit to this Agreement.

1.28 “Results” shall have the meaning set forth in Section 3.5.

1.29 “Rules” shall have the meaning set forth in Section 11.5.

1.30 “Services” shall mean the particular tasks to be performed by GCLC for a given Project pursuant to this Agreement, as more fully set forth in the applicable Work Order.

1.31 “U.S.C.” shall mean the United States Code, as amended.

1.32 “Work Order” shall mean that document for a given Project under which GCLC agrees to perform Services for such Project pursuant to this Agreement.

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1.33 “Work Product” shall mean any and all results (including Results) and products (interim and/or final) of the Services performed by GCLC, whether tangible or intangible, including, without limitation, each and every invention, discovery, design, drawing, protocol, process, technique, formula, trade secret, device, compound, substance, material, pharmaceutical, method, software program (including, without limitation, object code, source code, flow charts, algorithms and related documentation), listing, routine, manual and specification, whether or not patentable or copyrightable, that are made, developed, perfected, designed, conceived or first reduced to practice by GCLC, either solely or jointly with others, in the course and as a result of performing the Services; but excluding GCLC Background Technology.

2.	LICENSE TERMS FOR MERCK PRODUCTS.

2.1 Overview. Notwithstanding anything to the contrary contained in this Agreement, all Arising Merck Product IP shall be governed exclusively by the terms of this Agreement. The Master Agreement sets forth a license by GCLC to Artiva with respect to Licensed Products under the GCLC Core Technology in the Territory and the economic and other terms of such license. Artiva and GCLC agree that, during the Merck Product Term with respect to the GCLC Background IP and Arising GCLC Core IP only, the terms of this Agreement shall modify the licenses and rights granted by GCLC to Artiva solely with respect to the Merck Products under the Master Agreement and the economic and other terms of such licenses and rights as expressly set forth herein. Immediately at the end of the Merck Product Term, all rights, licenses, obligations, terms and conditions applicable to any Licensed Product that was a Merck Product under this Agreement shall automatically, without further action by any party, again be subject to all rights, licenses, obligations, terms and conditions applicable to such Licensed Product under the Master Agreement and the terms of this Agreement shall no longer apply to such Licensed Product; provided that, for the avoidance of doubt, any Merck Product for which the Royalty Term (as such term is defined in the Collaboration Agreement) in a given country has expired pursuant to the terms of the Collaboration Agreement shall not be subject to any further royalties in respect of sales of such Licensed Product in such country, including Core IP Royalties, and the Merck Product License in such country shall be fully paid-up, perpetual and royalty-free and shall survive any expiration or termination of this Agreement or the Master Agreement.

2.2 License Grant.

(a) Subject to the terms and conditions of this Agreement, GCLC hereby grants to Artiva, the following licenses during the Merck Product Term (the “Merck Product License”):

(i) an exclusive license (even as to GCLC) in the Merck Field and the Merck Territory under GCLC’s interest in Arising Merck Product IP, with the right to grant and authorize sublicenses, including without limitation: (x) to research, develop, to make, have made, use, import, offer to sell and sell Merck Products and (y) to research, develop, make, have made, use, import, offer to sell and sell any invention claimed in or covered by Arising Merck Product IP;

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(ii) an exclusive license (even as to GCLC) in the Merck Territory and in the Merck Field under (i) GCLC Background IP and (ii) GCLC’s interest in Arising GCLC Core IP, with the right to grant and authorize sublicenses, to research, develop, make, have made, use, import, offer to sell and sell Merck Products; and

(iii) Notwithstanding the scope of the licenses granted to Artiva under Sections 2.2(a)(i) and 2.2(a)(ii), GCLC shall retain the rights under GCLC Background IP and Arising GCLC Core IP in the GCLC Territory for all other purposes except for the license granted in 2.2(a)(ii).

(b) As a Licensed Product, all terms and conditions of the Master Agreement shall apply to the Merck Products, except that, solely as applied to the Merck Products and no other Licensed Products:

(i) references to the defined term “Territory” in the Master Agreement shall be deemed to refer to the Merck Territory, and references to the defined term “Field” in the Master Agreement shall be deemed to refer to the Merck Field;

(ii) references to the defined term “Core License” in the Master Agreement shall be deemed to refer to the Merck Product License;

(iii) the Core IP Royalties shall not be payable with respect to the Merck Products; and

(iv) for the avoidance of doubt, the Merck Products are not a Selected Product nor an Exercised Selected Product under the Master Agreement.

(c) For clarity, any of the modifications in clauses (b)(i)-(iv) do not apply to any other Licensed Product that is not a Merck Product.

2.3 Merck Product Revenues

(a) During the Merck Product Term with respect to the Merck Products only, in lieu of the Core IP Royalties, Artiva shall pay GCLC a percentage of Merck Product Revenues received by Artiva from Merck as follows (such payments, “Merck Product Payments”): (i) [***] percent ([***]%) of Merck Product Revenues that are milestone payments or royalties solely relating to Merck Products in [***], and (ii) [***] percent ([***]%) of all other Merck Product Revenues. “Merck Product Revenues” means royalties, upfront payments, license fees, regulatory or sales milestone payments and any other payments received by Artiva from Merck, including, without limitation to, the potential Merck Product Revenues described in Exhibit D, [***].

(b) Within [***] ([***]) days following Artiva’s receipt of Merck Product Revenues, Artiva shall provide GCLC with a report containing the following information for the applicable payment: (i) the amount of Merck Product Revenues received, and (ii) a calculation of the Merck Product Payment due to GCLC. Concurrent with the delivery of the applicable report, Artiva shall pay the payment due to GCLC pursuant to Section 2.3(a).

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2.4 Exclusive Efforts. During [***], each of GCLC and Artiva shall work exclusively with the other party and with Merck with respect to [***], and shall not (and shall cause its Affiliates not to), directly or indirectly and alone or with Affiliates or Third Parties, research, develop, make, have made, use, sell, have sold or import any [***], except pursuant to, and subject to the terms and conditions of, this Agreement.

3.	RESEARCH SERVICES.

3.1 Scope of Agreement. Under this Agreement, GCLC will perform certain activities and provide specific Services relating to Merck Products directed against up to three Collaboration Targets, as set forth in the applicable Research and CMC Plan for each Merck Product. The Research and CMC Plan for the initial Merck Product is attached as Exhibit B-1. The parties agree that this Agreement shall be amended to add Exhibits B-2 and B-3 to reflect such Research and CMC Plans as may be agreed to for two additional Merck Products under the Collaboration Agreement. In partial consideration for its receipt of the Merck Product Payments under Section 2.3, GCLC acknowledges its responsibility to perform the activities assigned to GCLC under the Research and CMC Plans, and agrees that its failure to perform such activities under a Research and CMC Plan or associated Projects and Work Orders under this Agreement, would constitute a material breach of this Agreement. Provided that, GCLC shall not be held liable for any delays or failure to perform if such delay or failure is caused by Artiva, its Affiliates and/or any third party appointed by Artiva participating in any part of the Research and CMC Plan, associated Projects or Work Orders under this Agreement.

3.2 Performance of Services. As a master form of contract, this Agreement allows the parties to contract, with respect to each Research and CMC Plan, for multiple Projects through the issuance of multiple Work Orders, without having to re-negotiate the basic terms and conditions contained herein. Each Work Order shall become effective only upon signature by both parties. Each Work Order shall set forth, upon terms mutually agreeable to the parties, the specific Services to be performed by GCLC, the timeline and schedule for the performance of such Services, and the compensation to be paid by Artiva to GCLC for the provision of such Services, as well as any other relevant terms and conditions. Any Protocol applicable to a particular Project shall be attached to, and is thereby incorporated by reference in, the corresponding Work Order. If a Project includes the development of specific Work Product, the specifications of such Work Product shall be set forth in the relevant Work Order. If a Project involves any study the results of which are expected or intended to be submitted to any Regulatory Authority, the relevant Work Order shall specify: (a) any particular laws, rules, regulations, guidelines and standards (e.g., current good laboratory practices) of any Regulatory Authority or other body that GCLC agrees to comply with in performing such Project; and (b) any obligations of Artiva or Merck, as sponsor of an IND application and otherwise, pursuant to 21 C.F.R. § 312.50 or other applicable laws, rules and regulations in connection with such Project that GCLC agrees to assume from Artiva. There shall be no minimum or maximum

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number of Work Orders to be entered into under this Agreement or in connection with a specific Project. Each Work Order shall be subject to acceptance by GCLC and all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent such Work Order specifically states the parties’ intent that such Work Order control with respect to a particular matter. Any changes to a Work Order shall be in writing, executed by each party, attached to the original Work Order and incorporated therein.

3.3 Compliance with Work Orders and Law. GCLC agrees to perform the Services set forth in each Work Order in a competent and professional manner and in strict accordance with the terms and conditions contained in this Agreement, the applicable Protocol(s) and such Work Order. Both parties hereto shall perform the obligations set forth herein in conformance with all applicable laws, rules and regulations, including, if applicable, current good laboratory practices. If government regulatory requirements applicable to any Work Order are changed, then Artiva shall notify GCLC of all such changed requirements, and GCLC shall comply with the new requirements. If compliance with new regulatory requirements necessitates a change in a Work Order, Artiva shall amend the Work Order and obtain GCLC’s written consent to such change prior to implementation. During the Merck Product Term, all employees and subcontractors of a party or its Affiliates performing research, development, commercialization or other activities contemplated hereunder on behalf of such party or its Affiliates shall be obligated to undertake in writing obligations of ownership of Information, discoveries and inventions which are the same as those undertaken by the parties pursuant to Section 6.

3.4 Subcontractors. Save for subcontracting to its Affiliates, GCLC may not subcontract any of the Services under a Work Order without Artiva’s prior written consent, except to the extent expressly permitted by such Work Order. GCLC shall at all times be responsible for the compliance of its permitted subcontractors with the terms and conditions of this Agreement.

3.5 Results. GCLC shall record, or cause to be recorded, all data generated by GCLC or its employees, agents, consultants, Artiva-approved subcontractors or other representatives in the course of conducting a Project, whether in written, graphic or electronic form or contained in any computer database or in any computer readable form (collectively, the “Results”), in a timely, accurate and complete manner. GCLC and any approved subcontractors shall utilize such electronic notebook system as may be provided by Artiva. To the extent not contained in the electronic notebooks, copies of all Results collected shall be scanned to electronic files and delivered to Artiva by GCLC in a timely manner throughout the performance of the Project and in accordance with the applicable Work Order and in compliance with any applicable Protocols provided by Artiva. For purposes of clarification, this section shall apply to each Project individually.

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3.6 Materials. Artiva shall either reimburse for, or provide at no cost to GCLC, the applicable materials necessary for performance of a Project as specified in the applicable Work Order, which may include, without limitation, Merck Products (collectively, “Materials”), in amounts sufficient for the conduct of the Project. All such Materials shall remain the sole property of Artiva. GCLC shall use the Materials solely in furtherance of the Services in accordance with this Agreement and Work Orders, shall not deliver the Materials to, or use the Materials for the benefit of, any third party without the prior written consent of Artiva, and shall use the Materials in compliance with all applicable laws, rules and regulations. The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known. Except as expressly set forth herein, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

4.	PAYMENT AND BUDGET.

4.1 Estimated Budget; Accounting. Except to the extent a Work Order provides for GCLC to perform Services on a fixed-fee basis, each Work Order shall contain an estimated budget for the performance of the Work Order, as well as additional terms and conditions relating to such estimated budget, and GCLC shall provide to Artiva, at intervals stated in each Work Order, an accounting of costs incurred and accrued to date for Services under the applicable Project.

4.2 Invoices; Payment. Unless otherwise agreed by the parties in writing, GCLC shall provide to Artiva for each Work Order one or more separate invoices (to be delivered at intervals specified in such Work Order), such invoice summarizing the Services performed during that period of time under that Work Order and the costs therefor. Artiva shall pay each invoice within [***] days of receipt thereof, in accordance with the applicable schedule of payments specified in such Work Order. Artiva shall not be obligated to pay any amounts in excess of the budget or other payments specified in a Work Order that have not been approved in writing by Artiva in advance.

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4.3 Income Tax Withholding. Except as otherwise provided herein, GCLC will pay any and all taxes levied on GCLC on account of any payments made to it under this Agreement. GCLC shall be responsible for any transfer, documentary, sales use, stamp, registration, value added or other similar tax (“Transfer Tax”) that is imposed with respect to the payments or the related transfer of rights or other property pursuant to the terms of this Agreement. If any taxes are required to be withheld by Artiva from any payment made to GCLC under this Agreement (“Withholding Taxes”), Artiva shall (a) deduct such Withholding Taxes from the payment made to GCLC, (b) timely pay the Withholding Taxes to the proper taxing authority, and (c) send proof of payment to GCLC and certify its receipt by the taxing authority within [***] ([***]) days following such payment and all such Withholding Taxes shall be treated for all purposes under this Agreement as having been paid to GCLC. To extent Artiva fails to withhold Withholding Taxes from, or apply and pay Transfer Taxes with respect to, any payment to GCLC and it is determined that Artiva should have withheld Withholding Taxes or applied and paid Transfer Taxes, GCLC agrees to indemnify and/or reimburse Artiva for any Withholding Taxes or Transfer Taxes.

4.4 Tax Documentation. GCLC has provided a properly completed and duly executed IRS Form W-8BEN-E to Artiva. Prior to the receipt of any payment under this Agreement, GCLC (and any other recipient of payments by Artiva under this Agreement) shall, to the extent it is legally permitted to, provide to Artiva, at the time or times reasonably requested by Artiva or as required by applicable Law, such properly completed and duly executed IRS Forms W-8 or W-9 claiming the benefits of an applicable tax treaty in the case of IRS Form W-8BEN-E. Such tax forms will, if applicable and legally permissible, claim the benefits of an applicable tax treaty to permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

4.5 Records Audit. Except to the extent a Work Order provides for GCLC to perform Services on a fixed-fee basis, Artiva and/or an independent accounting firm appointed by Artiva, at Artiva’s sole expense, shall have the right to audit GCLC’s financial records relating exclusively to expenses incurred by GCLC for a Project during the time such Project is ongoing under this Agreement and for [***] ([***]) years thereafter; provided, that any such audit(s) shall be conducted upon reasonable advance notice to GCLC and during GCLC’s normal business hours.

5.	REGULATORY.

5.1 Regulatory Inspections. If any Regulatory Authority conducts, or gives notice to GCLC of its intent to conduct, an inspection at GCLC’s facilities where any Project or Services are being performed or to take any other regulatory action with respect to any Project or Services, then except to the extent prohibited by law or otherwise impracticable, GCLC shall use best efforts to notify Artiva in writing prior to complying with such demand or request, and Artiva shall have the right to be present at any such inspections and shall have the opportunity to provide, review, and comment on any responses that may be required. GCLC shall promptly provide Artiva with a copy of the results from any regulatory inspection. Artiva shall bear any costs, fees, penalties and other imposts levied by any Regulatory Authority, if any, as a result of [***], in each case other than [***].

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5.2 Site Visits and Audits. Artiva or any of its respective representatives may visit and/or meet with GCLC at reasonable times and with reasonable frequency during normal business hours to observe the progress of the Project and review relevant records. GCLC shall assist Artiva in scheduling such visits. From time to time as requested by Merck (but not more than once per year except in the case of emergency or for-cause in which case such once per year limit shall not apply), Artiva and Merck shall have the right to audit GCLC’s facilities located at 107, Ihyeon-ro, 30 beon-gil, Giheung-gu, Yongin-si, Gyeonggi-do 16924, Republic of Korea. The first audit of the facilities of GCLC will occur within [***] ([***]) months after the Effective Date (or such longer period of time as agreed to by Artiva, such agreement not to be unreasonably withheld, conditioned, or delayed). Each audit performed by Artiva and/or Merck shall be limited to [***] ([***]) auditors for a maximum of [***] ([***]) days in duration, and shall be scheduled at least [***] ([***]) weeks in advance. Artiva (including its representatives) shall have the right to be present at such audits.

5.3 As part of the audit of any facilities of GCLC, the audit may include an audit of GCLC’s supplier qualification procedures, risk assessments, audit reports or supplier questionnaires and associated corrective actions and Environmental Health and Safety assessments.

5.4 GCLC shall comply with the applicable terms and conditions of this Section 5.2 and any applicable supply agreement or quality agreement (including any applicable terms and conditions with respect to audit and inspection rights and compliance, operation and maintenance of the facilities and equipment), and shall make commercially reasonable efforts to include all such terms and conditions in its agreement with its subcontractors who are manufacturing Merck Products or manufacturing materials used to manufacture Merck Products. In the event that GCLC is unable to include such terms in its subcontractor agreements, GCLC shall notify Artiva of same and the parties shall discuss and mutually agree upon an appropriate course of action.

5.5 Artiva shall provide to GCLC an audit report from any audits performed under this Section 5.2 based on regulations, phase appropriate regulatory guidance documentation and reasonable experience and trends related to such observations. Within [***] ([***]) days after receipt of such audit report from Artiva, GCLC shall deliver to Artiva a corrective remediation plan addressing any deficiencies observed in the audit. GCLC shall work with Artiva and any permitted subcontractors to conduct the activities set forth in the remediation plan to address and correct the audit observations identified in good faith.

5.6 Record-Keeping. GCLC shall maintain, separated on a Project by Project basis, records of documents, information, data and materials used or generated in performance of the Services (including, without limitation, Work Product, Arising Intellectual Property, and any related laboratory notebooks, data files and reports) in a professional manner so as to permit Artiva and Merck to

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review such records pertinent to the Project in accordance with this Section 5.3 without disclosing to Artiva or Merck any third party confidential or proprietary information or other information of GCLC unrelated to the Project. Artiva shall own all data sets generated by GCLC under this Agreement, which shall be certified by appropriate GCLC personnel that supervised the creation of such data set, and any formal reports shall require approval by appropriate GCLC and Artiva senior-level personnel. GCLC shall retain the rights to use all data related to GCLC Background IP or Arising GCLC Core IP for purposes other than the research, development, or commercialization of the Merck Products. The parties shall establish a central repository (e.g., an online data room) for the sharing of such records. Designated representatives of Artiva or Merck shall, upon reasonable notice by Artiva to GCLC, have access to and shall be permitted to review all such records during the term of this Agreement and during the applicable retention period specified in Section 5.4. Upon Artiva’s reasonable request, GCLC shall provide to Artiva a copy of any or all such records.

5.7 Retention of Records. GCLC shall retain in its possession copies of any and all data, documents or information related to the performance of this Agreement, in addition to as required for regulatory, legal or insurance purposes. Except as expressly set forth in any Work Order(s), GCLC shall maintain records relating to the Services under any Work Order until the later of: (i) the [***] ([***]) anniversary of completion of such Services; and (ii) expiration of the minimum retention period required by applicable laws, rules and regulations.

6.	OWNERSHIP OF INTELLECTUAL PROPERTY.

6.1 Rights under Master Agreement. Except as provided in Section 2, each party understands and agrees that this Agreement does not modify the ownership or rights of GCLC, nor the rights granted to Artiva, with respect to the GCLC Core Technology as established pursuant to the Master Agreement.

6.2 Ownership of Arising Intellectual Property.

Inventorship of Arising Intellectual Property will be determined in accordance with principles of U.S. patent law. GCLC shall own all Arising Intellectual Property invented solely by GCLC employees, and any Arising Intellectual Property invented jointly with employees of Artiva and/or Merck shall be jointly owned between GCLC and Artiva and/or Merck.

6.3 Patent Prosecution and Enforcement. GCLC shall promptly disclose to Artiva in writing the conception, creation or discovery of any Arising Intellectual Property to which one or more patent applications may be filed. Artiva may grant to Merck under the Collaboration Agreement any right that Artiva has under the Master Agreement or this Agreement, including any right to prepare, file, prosecute (including conduct any interferences, reissue proceedings and reexaminations), maintain, enforce, and bring and control any infringement action with respect to any GCLC Core Patents, Joint Patents, or Patents within the

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Arising Intellectual Property in accordance with the Master Agreement and this Agreement. Filing of patent applications shall indicate GCLC as the owner of the applicable patents, where appropriate, in accordance with the provision of this Section 6, and Artiva shall promptly disclose to GCLC copies of any and all such patents applications as filed, together with notice of their respective filing dates and serial numbers.

(a)

Arising GCLC Core IP. Filing, prosecution, and enforcement of patent applications covering Arising GCLC Core IP shall be governed by Sections 8.2-8.4 of the Master Agreement. Any such patent applications shall not include any reference to or disclosures regarding the Antibody Binders, Collaboration Candidates, Merck Products, or Arising Merck Product IP. GCLC shall not include any Results in any patent applications within the Arising GCLC Core IP without Artiva’s prior written consent;

(b)

Arising Merck Product IP. Artiva and/or Merck shall have the right to file, prosecute (including during administrative proceedings such as interference, derivation, opposition, reexamination, reissue, supplemental examination, Inter Partes Review and Post-Grant Review proceedings), enforce, and defend Arising Merck Product IP, regardless of ownership or inventorship. GCLC agrees to cooperate fully with Artiva and/or Merck and provide any information and assistance that either may reasonably request for the filing, prosecution and maintenance of the Arising Merck Product IP, including the execution of any applicable powers of attorney or similar documents. In the event that Artiva and/or Merck is unable to initiate or prosecute an action to enforce or defend Arising Merck Product IP without GCLC, GCLC will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for Artiva and/or Merck to initiate litigation to prosecute and maintain such action.

7.	CONFIDENTIALITY.

7.1 Confidential Information. For purpose of this Agreement, “Confidential Information” shall mean any and all information disclosed or made available by or on behalf of a party (the “Disclosing Party”) to the other party (the “Receiving Party”), whether in oral, written, graphic, electronic or other form. However, notwithstanding the foregoing, all Arising GCLC Core IP that is solely owned by GCLC shall be deemed Confidential Information of GCLC, and all Arising GCLC Core IP that is jointly owned shall be deemed the Confidential Information of both Parties. All Arising Merck Product IP shall be deemed Confidential Information of Artiva, in each case hereunder and under the Master Agreement.

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7.2 Exceptions. Confidential Information of a Disclosing Party shall not include any information that the Receiving Party can demonstrate by competent evidence: (a) is or becomes publicly known other than as a result of any breach of this Agreement by the Receiving Party; (b) is disclosed to the Receiving Party on a non-confidential basis by a third party who rightfully possesses the information; (c) was known to the Receiving Party prior to its first receipt from the Disclosing Party (provided that the exception set forth in this clause (c) shall not apply to Results, other Work Product or Arising Intellectual Property); or (d) was independently developed by the Receiving Party outside the scope of this Agreement and without use of or reference to the Confidential Information of the Disclosing Party.

7.3 Confidentiality Obligation. During the term of this Agreement and thereafter, the Receiving Party shall maintain all Confidential Information of the Disclosing Party as confidential and shall not disclose any such Confidential Information or use any such Confidential Information for any purpose, except (a) as expressly authorized by this Agreement, (b) as permitted by Section 7.4, or (c) to its employees, agents, consultants, Artiva-approved subcontractors and other representatives who require access to such information to accomplish the purposes of this Agreement so long as such persons are under obligations regarding the confidentiality of the Confidential Information and the ownership of Work Product and Arising Intellectual Property (including, without limitation, Arising GCLC Core IP and Arising Merck Product IP) that are consistent with, and no less protective to GCLC than, the terms of this Agreement. The Receiving Party may use the Confidential Information of the Disclosing Party only to the extent required to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect its own confidential information to ensure that its employees, agents, consultants, sublicensees (including Merck and any of its Affiliates, employees, agents, consultants, sublicensees and subcontractors) GCLC-approved subcontractors and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information.

7.4 Authorized Disclosure. Notwithstanding the provisions of Section 7.3, the Receiving Party may disclose Confidential Information of the Disclosing Party, without violating its obligations under this Agreement, to the extent the disclosure is required by applicable law or by a valid order of a court or other governmental body having jurisdiction, provided that the Receiving Party gives reasonable prior written notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, cooperates with the Disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of the Confidential Information so disclosed.

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7.5 GCLC Press Release. A public announcement may be made by GCLC on or following the date hereof substantially in the form attached hereto as Exhibit F.

7.6 Third Party Confidential Information. The Disclosing Party shall not disclose to the Receiving Party any confidential or proprietary information that belongs to any third party.

8.	REPRESENTATIONS AND WARRANTIES.

8.1 Mutual Representations and Warranties. Each party represents and warrants that (a) it has full power and authority to enter into this Agreement, (b) this Agreement has been duly authorized, (c) this Agreement is binding upon it, (d) the terms of this Agreement are not inconsistent with its other contractual arrangements (including the Collaboration Agreement, as represented and warranted by Artiva), and (e) it is not constrained by any existing agreement in providing complete disclosures to the other party concerning obligations to be performed under this Agreement.

8.2 GCLC Representations and Warranties. GCLC represents and warrants that: (a) GCLC will render the Services in accordance with high professional standards customary to its industry and in compliance with the terms of this Agreement, the terms of the Work Orders, and all applicable laws, rules and regulations; and (b) the personnel assigned to perform Services rendered under this Agreement shall be qualified and professionally capable of performing the Services. GCLC further represents and warrants that, as of the Effective Date, there are no pending warnings (i.e., warnings to which GCLC has not responded) issued to GCLC by any Regulatory Authority relating to services it has provided to third parties relating to any clinical trial.

8.3 Artiva Representations and Warranties. Artiva represents and warrants that: (a) as of the effective date, except for a Supply Agreement and/or Quality Agreement (to be negotiated), the Collaboration Agreement attached hereto in Exhibit C hereto is the entire agreement between Artiva and Merck with respect to the subject matter hereof, and there is no separate agreement, consideration or undertaking between Artiva and/or Merck with respect to Merck Products; (b) the Collaboration Agreement as executed will be consistent with the licenses and rights granted to Artiva hereunder; and (c) Artiva will render its activities under this Agreement, if any, in accordance with high professional standards customary to its industry and in compliance with the terms of this Agreement, the terms of the Work Orders, and all applicable laws, rules and regulations.

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8.4 No Debarment. The mutual covenant in Section 11.3(a) of the Master Agreement is incorporated by reference herein and deemed to also apply with respect to the performance of the Services by GCLC and the use of the Work Product and Arising Intellectual Property by Artiva, in each case with respect to the Merck Products.

8.5 Anti-Bribery. Each party represents, warrants and covenants that it and its officers, employees, directors, consultants, contracts and agents, in connection with the performance of its respective obligations under this Agreement, shall not cause the other party to be in violation of any applicable anti-bribery legislations anywhere in the world.

8.6 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY TO THE OTHER PARTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

8.7 Limitation of Liability. EXCEPT FOR BREACH OF ARTICLE 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOST SAVINGS, OR ANY OTHER INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT; provided, however, that this Section 8.7 shall not be construed to limit either party’s indemnification obligations under Article 10.

9.	TERM AND TERMINATION.

9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, shall expire upon the termination of the Collaboration Agreement.

9.2 Termination for Material Breach. Each party shall have the right to terminate this Agreement in its entirety or any Work Order immediately upon written notice to the other party if the other party materially breaches its obligations under this Agreement or any Work Order and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within 60 days from the date of such notice (or within 30 days from the date of such notice in the event such material breach is solely based on the breaching party’s failure to pay any amounts due hereunder); provided, however, in the case of a breach or violation that cannot be cured within such 60 day period, the non-breaching party may terminate this Agreement or the applicable Work Order following such 60 day period only if the breaching party shall have failed to commence substantial remedial actions within such 60 day period and to use reasonable efforts to pursue the same. Any right to terminate under this Section 9.2 shall be stayed and the cure period tolled in the event that, during any cure period, the breaching party shall have initiated dispute resolution

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in accordance with Section 11.5 with respect to the alleged breach, which stay and tolling shall last so long as the breaching party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings. Either party may terminate any Work Order immediately upon written notice to the other party if the other party is in breach of Section 8.4. Each party shall be entitled to offset, against amounts payable to the other party under this Agreement, any amounts of damages determined, in a final decision by the applicable court action or other legal proceeding, to be owed to such party by the other party based on the other party’s material breach of this Agreement. If such notice of breach is for breach of a Work Order, such notice shall note the specific Work Order under which such breach is claimed.

9.3 Termination at Will. Artiva may terminate any Work Order without cause upon 90 days’ prior written notice to GCLC.

9.4 Consequences of Termination. In the event of early termination of any individual Work Order for a Project, or in the event of termination of all Work Orders for all Projects by Artiva for reasons stated above, Artiva shall pay to GCLC all sums owing to GCLC for Services completed up to the effective termination date of such Work Order(s) and all non-cancelable obligations reasonably incurred before the effective date of termination pursuant to such Work Order(s) within 30 days after the effective date of termination. Subject to the preceding sentence, GCLC shall refund to Artiva any prepaid amounts not earned by GCLC prior to the date of such termination, in which event, the parties shall mutually discuss in good faith any compensation and costs payable to GCLC for its preparatory work to conduct any Work Order, including non-cancelable costs and compensations for its subcontractors. In the event that this Agreement is terminated under Section 9.2 due to Artiva’s material breach of this Agreement (other than a material breach by Artiva arising due to Merck’s material breach of its obligations under the Collaboration Agreement), GCLC agrees to allow Merck to step in and cure the breach (to the extent the breach is curable) and assume Artiva’s rights and obligations under this Agreement within a reasonable period to be agreed upon between GCLC and Merck. In this case, the licenses and exclusivity provided for in Sections 2.2 and 2.4 shall continue through the Merck Product Term subject to Merck’s cure of such material breach (to the extent the breach is curable) and assumption of Artiva’s payment obligations owed to GCLC under this Agreement. In the event that this Agreement is terminated by Artiva under Section 9.2 due to GCLC’s breach, the licenses and exclusivity provided for in Sections 2.2 and 2.4 shall continue through the Merck Product Term, and with respect to any Merck Product at the time of termination under Section 9.2, if the criteria have been met under the Collaboration Agreement for Artiva to receive any applicable milestone payments attributable to (i) [***] and (ii) [***], then Artiva shall be obligated to continue to pay Merck Product Payments to GCLC with respect to such Merck Product during the Merck Product Term. For clarity, in the event of termination, the requirements of Section 10.5(c) in the Master Agreement shall not apply.

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9.5 Survival. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. Sections 2.1 (last sentence only), 2.2, 2.4, 3.5, 3.6, 4.3, 5.1, 5.3, 5.4, 8.6, 8.7,and 9.4 and 9.5, and Articles 6, 7 and 10 shall survive expiration or termination of this Agreement.

10.	INDEMNIFICATION.

10.1 Artiva Indemnification. Artiva hereby agrees to save, defend, indemnify and hold harmless GCLC and its officers, directors, employees, consultants and agents (“GCLC Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any such GCLC Indemnitee may become subject as a result of any suit, claim, demand, action or other proceeding by any third party (in each case, a “Third Party Claim”), to the extent such Losses arise out of: (a) the material breach by Artiva of any representation, warranty, covenant or agreement made by it under this Agreement; (b) the gross negligence or willful misconduct of any Artiva Indemnitee (as defined below); (c) the development, manufacture, use, handling, storage, sale or other disposition of any Merck Product or the exploitation of Work Product by or on behalf of Artiva or (d) the use of Materials by GCLC in connection with the Services in accordance with the Protocol and Artiva’s instructions, or with respect to any deficiency or defect in Materials; except, in each case, to the extent such Losses result from the material breach by GCLC of any representation, warranty, covenant or agreement made by it under this Agreement or the negligence or willful misconduct of any GCLC Indemnitee.

10.2 GCLC Indemnification. GCLC hereby agrees to save, defend, indemnify and hold harmless Artiva and its officers, directors, employees, consultants, contractors and agents (“Artiva Indemnitees”) from and against any and all Losses to which any such Artiva Indemnitee may become subject as a result of any Third Party Claim to the extent such Losses arise out of the material breach by GCLC of any representation, warranty, covenant or agreement made by it under this Agreement or the gross negligence or willful misconduct of any GCLC Indemnitee; except, in each case, to the extent such Losses result from the material breach by Artiva of any representation, warranty, covenant or agreement made by it under this Agreement or the gross negligence or willful misconduct of any Artiva Indemnitee.

10.3 Indemnification Procedures. A party claiming indemnification under this Article 10 (the “Indemnitee”) shall promptly notify the other party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its directors, officers, employees and agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitor is materially prejudiced by such failure. The Indemnitor shall not enter into any settlement that would

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adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein without the Indemnitee’s prior written consent. The Indemnitee may not settle any Third Party Claim without the prior written consent of the Indemnitor, which shall not be unreasonably withheld, conditioned, or delayed. The Indemnitee and its directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or other matter covered by the indemnification obligations of this Section 10.3. The Indemnitee may participate in such defense by counsel of its own selection and at its own expense.

10.4 Conflict of Interest. Notwithstanding anything to the contrary contained in this Agreement, if a conflict of interest exists between the parties with respect to a Third Party Claim for which indemnification is sought by one or both parties, or if the assumption and conduct of the defense by the Indemnitor would adversely affect the Indemnitee in any manner or prejudice its ability to conduct a successful defense, then the Indemnitee may be separately represented with respect to such Third Party Claim by legal counsel reasonably acceptable to the Indemnitor and at the Indemnitor’s expense.

10.5 Insurance. GCLC, at its own expense, shall secure and maintain in full force and effect throughout the term of this Agreement insurance coverage for general, professional and contractual liability (including errors and omissions coverage) in commercially reasonable amounts in light of GCLC’s obligations hereunder with a reputable A-rated insurance company. In addition, GCLC shall secure and maintain in full force and effect throughout the term of this Agreement workers’ compensation insurance in the amount required by the laws of any country in which any of GCLC’s employees performing Services hereunder are located. GCLC shall provide a certificate of insurance evidencing the required coverage under this Section 10.5 to Artiva upon request. Notwithstanding, it is understood that such insurance shall not be construed to create a limit of Artiva’s liability with respect to its indemnification obligation under this Article 10 or any other liability to compensate GCLC under this Agreement.

11.	GENERAL PROVISIONS.

11.1 No Implied Licenses. No right or license is granted under this Agreement by either party to the other, either expressly or by implication, except those specifically set forth herein.

11.2 Independent Contractor Relationship. GCLC’s relationship with Artiva is that of an independent contractor, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Each party is not an agent of the other party and is not authorized to make any representation, contract, or commitment on behalf of such other party. Each party shall be responsible for all of its tax returns and payments required to be filed with or made to any national, state or local tax authority with respect to transaction contemplated under this Agreement.

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11.3 Use of Names. Neither party shall use the other party’s name or the names of the other party’s employees in any advertising or sales promotional material or in any publication without prior written permission of the other party, except in the case of required regulatory submissions (with prior written notice to the other party),    However, in its use of the Arising GCLC Core IP with or towards any third party, Artiva shall clearly indicate that the ownership of any and all intellectual property rights thereof belongs to GCLC if and as required by the Master Agreement.

11.4 Successors and Assigns. Neither party may assign this Agreement without the prior written consent of the other party; provided, however, that Artiva may assign this Agreement without GCLC’s consent in connection with the transfer or sale of all or substantially all of the business of Artiva to which this Agreement relates, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment of this Agreement not in compliance with this Section 11.4 shall be null and void. No assignment shall relieve either party of the performance of any accrued obligation that such party may then have under this Agreement. This Agreement shall inure to the benefit of and be binding upon each party signatory hereto, its successors and permitted assigns.

11.5 Dispute Resolution. The parties agree that any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement, that is not resolved by mutual written agreement of the parties (a “Claim”), shall, upon the written request of either party to the other party, be resolved by final and binding arbitration administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with the then-effective provisions of its International Arbitration Rules (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 11.5. Capitalized terms used but not otherwise defined in this Section 11.5 shall have the meanings provided in the Rules. The parties agree that:

(a) The arbitration shall be conducted by three (3) arbitrators (the “Arbitrators”), none of whom shall be a current or former employee or director, or a current stockholder, of either party or any of their respective Affiliates. Each party shall appoint one Arbitrator within [***] ([***]) days after submission of the Answer to the Notice of Arbitration, and the two-party appointed shall appoint a third Arbitrator, who shall serve as chair of the tribunal, within [***] ([***]) days after the appointment of the later-appointed Arbitrator. If any of the Arbitrators are not appointed within the time prescribed above, then the ICDR shall appoint the Arbitrator(s) in accordance with its International Arbitration Rules.

(b) The arbitration and all associated discovery proceedings and communications shall be conducted in English. The seat of the arbitration shall be Singapore. The Award rendered by the Arbitrators shall be final, binding and non appealable, and judgment may be entered upon it in any court of competent jurisdiction. The Arbitrators shall have no authority to award punitive or any other type of damages not measured by a party’s compensatory damage. The Arbitrators will, in rendering their decision, apply the substantive law of the laws of the State of New York, U.S., excluding its conflicts of laws principles. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Arbitrators.

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(c) Notwithstanding the foregoing, nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the parties or any ongoing arbitration proceeding. In addition, either party may apply to the Arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Except to the extent necessary to confirm an award or as may be required by applicable laws, neither party nor any Arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

11.6 Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, U.S., without regard to conflicts of law rules.

11.7 Entire Agreement; Amendment. This Agreement, including its Exhibits (if any) and Work Orders, constitutes the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements relating to its subject matter, except, for the avoidance of doubt, the Master Agreement. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

11.8 Non-Waiver. No failure or delay of one of the parties to insist upon strict performance of any of its rights or powers under this Agreement shall operate as a waiver thereof, nor shall any other single or partial exercise of such right or power preclude any other further exercise of any rights or remedies provided by law. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be executed by an authorized officer of the waiving party.

11.9 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement. The remainder of this Agreement shall remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either party. In such event, the parties shall negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the parties’ intent in entering into this Agreement.

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11.10 Notices. Any notice required or permitted to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, by overnight courier or by electronic mail, to the party to be notified at its address given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed by international courier, seven (7) days after the date of postmark; (c) if delivered by international express courier, three (3) days after the date of pick up; or (d) if delivered by electronic mail, upon confirmation of transmission.

If to Artiva:	Artiva Biotherapeutics, Inc.
4747 Executive Drive, Suite 1150
San Diego, CA 92121
USA
Attention: Chief Executive Officer
Email: [***]

If to GCLC:	Green Cross LabCell Corporation
107, Ihyeon-ro 30 beon-gil, Giheung-gu, Yongin-si,
Gyeonggi-do, 446-850, 16924, Republic of South Korea.
Attention: Chief Executive Officer
Email: [***]

11.11 Force Majeure. In the event of a delay caused by inclement weather, fire, flood, epidemic, quarantine, strike or other labor dispute, act of God, act of governmental officials or agencies, or any other cause beyond the control of the parties, the party or parties so affected shall be excused from performance hereunder for the period of time attributable to such delay, which may extend beyond the time lost due to one or more of the causes mentioned above. In the event of any such delay, the parties may, in their sole discretion, amend this Agreement or any Work Order, as appropriate, by mutual written agreement.

11.12 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may

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be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement, shall be in the English language.

11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed via electronic signature or via the exchange of signed portable document format (“PDF”) versions of this Agreement. Such electronic signatures, and signatures on PDF versions of this Agreement, will be considered the legally binding equivalent of wet-ink, original, hand-written signatures.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have by duly authorized persons executed this Agreement as of the Effective Date.

ARTIVA BIOTHERAPEUTICS, INC.		GREEN CROSS LABCELL CORPORATION

By: Name: Title: Date:	/s/ Fred Aslan, MD Fred Aslan, MD Chief Executive Officer January 28, 2021	By: Name: Title: Date:	/s/ Dae-Woo Park Dae-Woo Park Chief Executive Officer January 27, 2021

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Exhibit A

[***]

Exhibit B

[***]

27.

Exhibit C

[***]

28.

Exhibit D

[***]

29.

Exhibit E

[***]

30.

Exhibit F

Press Release

31.

32.